EXHIBIT 99.1

RYERSON TULL REPORTS THIRD QUARTER 2004 EPS OF $0.68

Continues Turnaround Started in First Quarter of 2004

Chicago, Illinois – October 21, 2004 – Ryerson Tull, Inc. (NYSE: RT) today reported a third quarter 2004 net profit of $17.4 million, or $0.68 per diluted share. This compares with a net loss of $3.2 million, or $0.13 per share, in the third quarter of 2003, and a net profit of $21.3 million, or $0.83 per diluted share, in the second quarter of 2004. Third quarter 2004 results included a previously disclosed pretax restructuring charge of $3.0 million, or $0.07 per share, to consolidate two locations in the Northeast; a pretax gain of $2.3 million, or $0.05 per share, on the sale of property; and a $2.3 million after-tax, or $0.09 per share, positive income adjustment associated with a discontinued operation. Second quarter 2004 results included a pretax restructuring charge of $593,000, or $0.01 per share; a pretax gain of $2.3 million, or $0.06 per share, on the sale of property; and a $1.2 million after-tax, or $0.05 per share, positive income adjustment associated with a discontinued operation. Third quarter 2003 results included a pretax restructuring charge of $898,000, or $0.02 per share.

“This represents our third consecutive quarter of solid growth and profitability,” said Neil S. Novich, Chairman, President, and CEO of Ryerson Tull. “Our national marketing program is enabling us to expand our customer base, with more than 5,000 new customer accounts added year-to-date. We are also experiencing strong market demand and the benefits of our multi-year restructuring, which has made us a more efficient and responsive competitor.”

Third-Quarter Performance

“While we experienced the typical third-quarter slowdown, driven by customers’ summer shutdowns, market demand and pricing remained strong,” said Novich. “Additionally, we had two months’ sales contribution from J&F Steel, which was acquired on July 30, 2004.”

Third quarter 2004 sales, including J&F Steel, increased 63.0 percent from the third quarter of 2003, on a 9.6 percent increase in tons shipped and a 48.8 percent increase in the average selling price per ton. On a sequential basis, third quarter 2004 sales increased 13.1 percent from the second quarter of 2004, on a 3.2 percent increase in tons shipped and a 9.6 percent increase in the average selling price per ton.

Gross profit per ton was $213 in the third quarter of 2004, compared with $159 in the year-ago period and $216 in the second quarter of 2004. Gross margins were 16.8 percent in the third quarter of 2004, compared with 18.7 percent in the second quarter of 2004 and the third quarter of 2003. The decline in the gross margin was largely the result of a dollar-for-dollar pass-through of price increases and surcharges, which mathematically results in a lower margin percentage.

Third quarter 2004 operating expenses per ton were $170, compared to $162 in the second quarter of 2004 and $161 in the third quarter of 2003. The third quarter of 2004 included higher restructuring charges and performance-based incentive expenses.

Financial Condition

In the third quarter of 2004, Ryerson Tull completed the acquisition of J&F Steel for approximately $59.0 million. In conjunction with this acquisition, the company increased its bank line of credit to $525 million from $450 million and extended the maturity from December 31, 2006, to July 30, 2008.

During the third quarter, the company made the previously disclosed $21.5 million voluntary contribution to its pension fund.

Ryerson Tull ended the third quarter with a debt-to-capital ratio of 50.5 percent and approximately $136 million available under its credit facility, compared with a debt-to-capital ratio of 43 percent and availability of $158 million at the end of the second quarter of 2004.

Also, as previously reported, on September 17, 2004, the Pension Benefit Guarantee Corporation (PBGC) released Ryerson Tull from its guarantee and letter of credit to the PBGC for the Ispat Inland Pension Plan. As a result, Ryerson Tull recorded a $2.3 million after-tax adjustment during the third quarter of 2004 to the gain on the 1998 sale of the Inland Steel Company, a discontinued operation.

Outlook

“In the fourth quarter, we expect the typical year-end slowdown, resulting from customers’ holiday shutdowns,” concluded Novich. “And there are four fewer ship days. But we believe underlying metals demand will remain strong, and we will continue our aggressive marketing, aimed at expanding our customer base and growing business with existing accounts.”

Note: Ryerson Tull will conduct a conference call to discuss third-quarter results on Friday, October 22, 2004, at 9:00 a.m. Eastern time. The call will be simulcast on the company’s Web site, www.ryersontull.com.

Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with 2003 revenues of $2.2 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; ability to maintain or increase market share and gross profits; inventory management; market competition; the company’s ability to maintain or lower its cost structure; industry and customer consolidation; customer and supplier insolvencies; and labor relations.

RYERSON TULL, INC. AND SUBSIDIARY COMPANIES

Selected Income and Balance Sheet Data—Unaudited

(Dollars and Shares in Thousands except Per Share and Per Ton Data)

	2004		2003	First Nine Months Ended September 30
	Third Quarter	Second Quarter	Third Quarter
				2004	2003
NET SALES	$898,725	$794,706	$551,437	$2,398,276	$1,641,935
Cost of materials sold	747,410	646,280	448,412	1,961,539	1,325,732

Gross profit	151,315	148,426	103,025	436,737	316,203
Warehousing and delivery	63,280	61,024	56,783	183,553	169,489
Selling, general and administrative	56,811	52,218	46,518	161,870	141,496
Restructuring and plant closure costs	2,960	593	898	3,553	2,440
Gain on sale of assets	(2,298)	(2,347)	—	(4,645)	—

OPERATING PROFIT (LOSS)	30,562	36,938	(1,174)	92,406	2,778
Other revenue and expense, net	29	27	46	98	120
Interest and other expense on debt	(5,983)	(5,123)	(4,201)	(16,034)	(13,973)

INCOME (LOSS) BEFORE INCOME TAXES	24,608	31,842	(5,329)	76,470	(11,075)
Provision (benefit) for income taxes	9,425	11,835	(2,153)	29,288	(4,452)

INCOME (LOSS) FROM CONTINUING OPERATIONS	15,183	20,007	(3,176)	47,182	(6,623)
Discontinued operations (net of tax):
Adjustment to the gain on sale of the Inland Steel Company	2,251	1,243	—	3,494	—

NET INCOME (LOSS)	$17,434	$21,250	$(3,176)	$50,676	$(6,623)

INCOME (LOSS) PER SHARE OF COMMON STOCK
Basic:
Income (loss) from continuing operations	$0.61	$0.80	$(0.13)	$1.89	$(0.27)
Inland Steel Company—adjustment to gain on sale	0.09	0.05	—	0.14	—

Net income (loss)	$0.70	$0.85	$(0.13)	$2.03	$(0.27)

Diluted:
Income (loss) from continuing operations	$0.59	$0.78	$(0.13)	$1.83	$(0.27)
Inland Steel Company—adjustment to gain on sale	0.09	0.05	—	0.14	—

Net income (loss)	$0.68	$0.83	$(0.13)	$1.97	$(0.27)

Dividends on preferred stock	$48	$48	$48	$144	$144
Net income (loss) applicable to common stock	$17,386	$21,202	$(3,224)	$50,532	$(6,767)
Average shares of common stock—diluted	25,746	25,557	24,828	25,694	24,819
Supplemental Data :
Tons shipped (000)	710	688	648	2,125	1,917
Average selling price/ton	$1,266	$1,155	$851	$1,129	$857
Gross profit/ton	$213	$216	$159	$205	$165
Operating expenses/ton	170	162	161	162	164
Operating profit (loss)/ton	43	54	(2)	43	1
Depreciation included in Cost of materials sold	4,291	3,748	4,820	11,879	13,331
Depreciation included in SG&A expenses	1,425	1,492	1,496	4,405	4,511

(Dollars in Millions)
	9/30/2004	12/31/2003
Cash and cash equivalents	$28.6	$13.7
Accounts receivable	487.8	257.8
Current value of inventory	848.3	498.8
Inventory at LIFO value	555.3	437.6
Net property, plant and equipment	237.6	225.0
Net deferred tax asset	118.1	131.8
Accounts payable	284.1	144.9
Long-term debt	441.2	266.3
Stockholders' equity	432.9	382.3